UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 18, 2008

PCMT CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-141211 (Commission File Number)	98-0511645 (IRS Employer Identification No.)

4 Nafcha Street
Jerusalem, Israel 95508
(Address of Principal Executive Offices, Zip Code)

+972-2-500-1128
(Registrant's Telephone Number, Including Area Code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement
Item 1.02 – Termination of a Material Definitive Agreement

On December 18, 2008 PCMT Corporation, a Delaware corporation (the “Registrant”), and Suspect Detection Systems Ltd., an Israeli corporation (“SDS”), executed a termination agreement (the “Termination Agreement”) and an investment agreement (the “Investment Agreement”).  Pursuant to the Termination Agreement, the April 30, 2008 stock purchase agreement between the Registrant, SDS and the shareholders of SDS was terminated, effective immediately.

Pursuant to the Investment Agreement, at closing SDS will issue 1,218,062 ordinary shares, par value NIS 0.01 per share (the “Ordinary Shares”), to the Registrant, representing 51% of the issued and outstanding share capital of SDS on such date, as consideration for (a) the sum of US$820,000 previously paid by the Registrant to SDS pursuant to letter agreements dated October 18, 2007, November 14, 2007, January 10, 2008, May 18, 2008 and October 20, 2008, and (b) the Registrant’s payment to SDS of US$280,000 on December 22, 2008.

Conditions to the closing of the Investment Agreement included (i) the Registrant’s execution and delivery of a guarantee of all of SDS’s obligations to Mr. Shabtai Shoval, the chief executive officer of SDS, pursuant to the employment agreement between SDS and Mr. Shoval, (ii) the Registrant’s execution and delivery of an undertaking, addressed to the Israeli Office of the Chief Scientist, providing that the Registrant will comply with the provisions of the Israeli Encouragement of Research and Development in Industry Law, 5744-1984, including those requirements of the Israeli law that relate to prohibitions on the transfer of know-how and/or production rights, (iii) the amendment and restatement of the articles of association of SDS to provide, among other things, for the elimination of the preferred shares of SDS previously held by NG – The Northern Group LP and all of the rights, privileges and preferences previously associated with such preferred shares, and (iv) the cancellation of 7 million shares of the Registrant’s common stock, $0.0001 par value (the “Common Stock”), that are held by Yosef Nachum Benstein, a former secretary and director of the Registrant.

The Investment Agreement also provides for good faith negotiation of a second agreement (the “Second Agreement”), following the closing of the Investment Agreement, pursuant to which:

(i) the Registrant will grant put options (the “Put Options”) to each of the shareholders of SDS to exchange 1,170,295 Ordinary Shares into an aggregate of 22,140,948 shares of Common Stock, at their sole discretion at any time during a period of 3 years commencing on the closing of the Second Agreement, provided that Messrs. Shoval and Ishayahu (Sigi) Horowitz, who together hold an aggregate of 1,000,000 Ordinary Shares, will be required to exercise their Put Options together;

(ii) the Registrant will grant rights to the holders of outstanding options to purchase Ordinary Shares on the closing date of the Investment Agreement (the “SDS Options”), to exchange all or any part of the SDS Options into options to purchase an aggregate of 6,948,974 shares of Common Stock (the “PCMT Options”), at their sole discretion at any time during a period of 3 years commencing on the closing of the Second Agreement.  The PCMT Options will have an exercise price per share of $0.001 and a ten year term, and they may be exercised on a cashless basis.  The holders of at least 80% of the SDS Options and the Additional SDS Options (as defined below) will be required to exchange the SDS Options and the Additional SDS Options for PCMT Options and Additional PCMT Options (as defined below), as a condition to the exercise of the Put Options by Messrs. Shoval and Horowitz;

(iii) SDS will grant options (the “Additional SDS Options”) to Messrs. Shoval, Eran Druckman, the president of SDS, and Gal Peleg to purchase an aggregate of 1,045,037 Ordinary Shares; and

(iv) the Registrant will grant rights to each of Messrs. Shoval, Druckman and Peleg to exchange all or any part of the Additional SDS Options into options (the “Additional PCMT Options”) to purchase an aggregate of 19,771,176 shares of Common Stock, at their sole discretion at any time during a during a period of 3 years commencing on the closing date of the Second Agreement.  The Additional PCMT Options will have an exercise price per share of $0.15 and a ten year term, and they may be exercised on a cashless basis.

Consummation of the transaction contemplated by the Second Agreement is contingent upon the execution and delivery of a registration rights agreement (granting certain demand and unlimited piggyback registration rights for all shares of Common Stock issued pursuant to the Second Agreement), and receipt of a pre-ruling from the Israeli Tax Authority approving the exchange of the Ordinary Shares, the SDS Options and the Additional SDS Options into shares of Common Stock, the PCMT Options and the Additional PCMT Options, among other things.

Other than the negotiations and discussions with representatives of SDS concerning the transaction described above, there are no material relationships between the Registrant or its affiliates and SDS or the shareholders of SDS.

The foregoing descriptions of the Investment Agreement and the Termination Agreement are qualified in their entirety by reference to those agreements, copies of which are attached hereto as Exhibits 10.7 and 10.8, respectively, and incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits

(d)	Exhibit No.	Description

	10.7	Investment Agreement, dated as of December 18, 2008, between PCMT Corporation and Suspect Detection Systems, Ltd.

	10.8	Termination Agreement, dated as of December 18, 2008, between PCMT Corporation, Suspect Detection Systems, Ltd. and the shareholders of Suspect Detection Systems, Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PCMT CORPORATION

/s/ Asher Zwebner
Name: Asher Zwebner
Title: Interim Chief Executive Officer,
Chief Financial Officer and Sole Director

Date:  December 22, 2008